Exhibit 99.1

DEPARTMENT OF HEALTH & HUMAN SERVICES	Public Health Service

Food and Drug Administration 2098 Gaither Road Rockville MD 20850
Via Federal Express

Randy Scott, Ph.D.	JAN 23 2006
Chairman, CEO
Genomic Health, Inc.
301 Penobscot Drive
Redwood City, CA 94063
Dear Dr. Scott:
The Office of In Vitro Diagnostic Device Evaluation and Safety (OIVD) has reviewed reports indicating that Genomic Health, Inc. is marketing the Oncotype DX, a test intended for use in predicting the likelihood of breast cancer recurrence in women with newly diagnosed, early stage breast cancer, in predicting distant disease recurrence, and in assessing a patient’s benefit from certain types of chemotherapy. Under section 201(h) the Federal Food, Drug, and Cosmetic Act (the act) (21 U.S.C. § 321(h)), any instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including any component, part or accessory, which is intended for use in the diagnosis of disease or other conditions is a device.
We have no record that such a test has been the subject of premarket review by FDA. We invite you to meet with us at your earliest convenience to discuss the nature and appropriate regulatory status of your technology, and the least burdensome ways that Genomic Health may fulfill any premarket review requirements that may apply.
Please contact me at (240) 276-0652 to set up a meeting. We are committed to working with you as we strive to protect the public health without unnecessarily imposing regulatory burdens on the marketing of products of potential clinical importance.

Sincerely yours,

Steven I. Gutman, M.D., M.B.A.
Director Office of In Vitro Diagnostic Device Evaluation and Safety Center for Devices and Radiological Health